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                                                                 EXHIBIT (10) a.

                         FIRST COMMUNITY FINANCIAL GROUP
                              EMPLOYMENT AGREEMENT

                               Ken F. Parsons, Sr.


         This AGREEMENT is made and entered into to be effective as of September 1, 1996, by and between FIRST COMMUNITY FINANCIAL GROUP, a Washington Corporation, and FIRST COMMUNITY BANK, a Washington Corporation, (the "Company"); and KEN F. PARSONS ("Parsons"), WITNESSETH:

         WHEREAS, Parsons was a founder of the Company; it's primary subsidiary, First Community Bank, and other subsidiaries, and he has played an important role in the growth and success of those entities, having served as a director of them since their inception and having served as President and Chief Executive Officer of the Company since 1990; and

         WHEREAS, the Company desires to have Parsons serve as its President and Chief Executive Officer and to serve in a similar capacity and/or as Chairman/Chief Executive Officer with one or more of the Company's subsidiaries, and Parsons desires to serve in such capacities; and

         WHEREAS, the Company desires to have Parsons continue his service as a Director on the Company's and subsidiaries' Boards of Directors;

         NOW, THEREFORE, in consideration of the covenants and undertakings herein contained and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

         1. Employment. Parsons agrees to serve the Company and it's subsidiaries as President, Chief Executive Officer, Chairman, and Director. Parsons also agrees to serve in other additionally associated capacities as may be assigned by the Company's Board of Directors ("Board"), the duties of which are consistent with those normally performed by a President, Chief Executive Officer, Chairman or Director. The Board will appoint/elect Parsons to serve as President, Chief Executive Officer, and a member of the Executive Committee of the Company. The Company will nominate Parsons as a director of FCFG and use their best efforts to have him appointed/elected. The Board will appoint/elect Parsons to serve as Chairman, Chief Executive Officer, and a member of the Executive Committee of First Community Bank. Parsons' shall remain in these positions until his retirement or until terminated as provided herein.

         2. Duties. Parsons shall have all executive powers normally incident to the positions of President, Chief Executive Officer, Chairman, and Director which are reasonably required to enable Parsons to efficiently discharge his duties in such capacity.


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         3. Compensation. The Company shall pay Parsons, as compensation for his full- time services during the term of employment:

         A. A base compensation annual salary of one hundred forty thousand dollars ($140,000) for the remainder of 1996. Commencing on January 1, 1997, the Company shall pay Parsons a base compensation salary of not less than one hundred sixty thousand dollars ($160,000) per annum, which salary shall be payable in equal installments, at least monthly, as set forth in the Company's Policy Manual and subject to review and adjustment annually. Parsons will receive a minimum salary increase of 10% to be effective January 1, 1998. After January 1, 1998, Parsons will be entitled to annual raises at least commensurate with raises granted other executive officers and in no event will Parsons' salary be reduced.

         B. Parsons shall be entitled to paid vacation and sick leave, all as more fully specified in the Company's Policy Manual and modified from time to time. Parsons' annual paid vacation accrual shall not be less then six (6) weeks.

         C. The Company may provide additional stock option opportunities to Parsons, from time to time, at the discretion of the Board of Directors. All unexpired options granted under the Company's Employee Stock Option and Restricted Stock Award Plan "Plan" will vest in the event of a Change of Control or upon termination of Parsons without Cause.

All Return on Asset ("ROA") performance stock options shall be adjusted for extraordinary income and expense items which may or may not have been included within the annual budget. Special investment sales, sales of unused assets and expansion or acquisition costs shall always be removed when calculating ROA. The determination of what other items constitute extraordinary income and expense items shall be made by a majority vote of the Company's Executive Committee and approved by a majority vote of the Board.

         D. In addition to the Base Compensation provided hereinabove, Parsons will participate in an Incentive Program and shall be paid an annual bonus at a level or pursuant to a formula determined by the Company from time to time based on factors including, but not limited to, the quality of Parsons's performance of his assigned duties and the pre-tax profits of the Company and it's subsidiaries; Provided, however, each such bonus shall be greater than the bonus paid for the same time period to any other executive of the Company and it's subsidiaries.

The ROA performance scale for incentive bonus compensation shall be adjusted for extraordinary income and expense items which may or may not have been included within the annual budget. Special investment sales, sales of unused assets and expansion or acquisition costs shall always be removed when calculating ROA. The determination of what other items constitute extraordinary income and expense items shall be made by a majority vote of the Company's Executive Committee and approved by a majority vote of the Board.

         4. Other benefits. Parsons is entitled to receive all employee benefits the Company generally provides to it's senior executives along with the following benefits:


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         A.       Medical, Dental, Vision, Life Insurance and Long-Term
Disability insurance as provided to regular full-time employees of the Company. The Long-Term Disability insurance shall provide Parsons with at least sixty percent (60%) of his then current base compensation should Parsons become totally disabled;

         B. Voluntary Life Insurance as available to regular full-time employees of the Company;

         C. KSOP Program as provided to regular full-time employees of the Company;

         D.       Other benefits as outlined in the Personnel Manual.

         5. Reimbursable Expenses. Parsons is authorized to incur reasonable expenses in performing his duties and in promoting the business of the Company. The Company will reimburse Parsons for all such expenses, specifically including, without limitation, the dues for Parsons' membership in the Olympia Country & Golf Club and the Rotary Club. The Company acknowledges and agrees that it may be advisable for Parsons to join other clubs and/or professional organizations and for the Company to pay the membership fees therefore, all as may hereafter be determined appropriate by the Executive Committee based on proposals therefore submitted by Parsons.

         6. Working Conditions. Parsons shall be furnished with such working facilities and equipment that are reasonably required by Parsons to perform his duties as President, Chief Executive Officer, Chairman, and Director of the Company, specifically including, but not limited to, secretarial and support staff , an office and an automobile allowance of at least $600.00 per month, which allowance shall be reviewed and adjusted annually by the Executive Committee.

         7. Retirement. The Company shall enter into an updated Executive Supplemental Income ("ESI") Agreement with Parsons, a copy of which is attached hereto as Exhibit A. The ESI Agreement provides for a pre-age 65 Death Benefit (as defined in the ESI Agreement) payable to Parsons' designated beneficiary in the amount of $180,000 for the first 12 month period after Parsons' death; $135,000 per year for the second throught fifth years following Parsons' death; and $90,000 per year for the sixth through fifteenth years following Parsons' death. The ESI Agreement also provides that should Parsons live to age 65 the Company will pay an Annual Compensation (as defined in the Addendum to the ESI Agreement) to Parsons in the amount of $125,000 per year (or the actuarially reduced amount should Parsons select either a lump sum or a joint and survivor payment option) for a period of fifteen years. Parsons is vested at all times in the Benefit Accrual (as defined in the ESI Agreement). Parsons shall have a nonforfeitable right to the Annual Compensation or the Death Benefit, at all times while employed with the Company, or after August 31, 2004, or a Change in Control (as defined in the ESI Agreement), or termination without Cause (as defined in the ESI Agreement).

         8. Stock Redemption. The Company agrees that at least $1,000,000 of the proceeds received from life insurance placed on the life of Parsons by the Company may be used to redeem shares of Company common stock held by either the estate of Parsons, a designated beneficiary of Parsons, or a trust or entity created by Parsons.


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         9. Consulting Services. Upon termination of Parsons' services to the
Company; or, upon diagnosis of a condition deemed terminal within two years, to be confirmed by his treating physician; or, Termination as provided in Paragraph 10 hereof, and if such Termination is not for cause as defined in Paragraph 11 hereof, the Company agrees to retain Parsons' services following such termination as a consultant and not as an employee, for a period equal to one year for each three years Parsons served as an employee (partial years to be prorated); provided such consultant services period shall not exceed 5 years (the "Consulting Period"). During such Consulting Period, at all reasonable times and to the extent his physical and mental condition permit, Parsons shall be available to consult with and advise the Company's officers, directors and other representatives, not to exceed an average of 20 hours per month. During such Consulting Period, Parsons shall be entitled to receive for such consulting services, a monthly amount calculated by adding the total cash compensation paid to Parsons during the three years of his highest compensation, dividing that sum by three and then determining a percentage of that quotient equal to one percent (1%) for each year of employment under the terms of this Agreement. The resulting figure will be divided by 12 to produce the monthly amount. For example, if Parsons received $140,000, $150,000 and $160,000 as his three years of highest compensation and worked for 12 years, the amount would be computed by adding the three years of total compensation and dividing that amount by three to arrive at $150,000; then multiply that amount ($150,000) by 1% for each year worked (1% x 12 = 12%); then dividing that product (12% x 150,000 = $18,000) by twelve months to arrive at $1,500 per month. The monthly payment determined as provided in this Paragraph 9 shall commence 30 days after Parsons last received compensation as President and Chief Executive Officer of the Company unless Parsons chooses to defer commencement of the Consulting Period which may be deferred for a period of up to five years in Parsons' sole discretion. Parsons may arrange for availability through telephone communications acceptable to the then President of the Company, and in such event, he shall be considered to be in compliance with the requirement of this paragraph.

Consulting services and payment for consulting services shall follow any severance compensation periods. Under the circumstances entitling Parsons to receive consulting service payments, the Company shall provide medical benefits for Parsons, if possible, or pay the equivalency directly to Parsons if medical benefits cannot be obtained through the Company, during the Consulting Period at the same level being provided to other executive employees of the Company. This consulting medical benefit provision shall not exceed $500.00 per month.

         10. Term of Employment.

                  A. The initial term of this Agreement shall be for ninty-six
(96) months of employment from effective date. Additionally, this Agreement will automatically renew and have a continual (perpetual) term of employment of thirty-six (36) months, unless Parsons is terminated for Cause as defined in
Section 11 of this Agreement. Any amendment, alteration or change to this Agreement must be agreed to and approved in writing by both Parsons and the Company;

                  B. This subparagraph was deleted prior to Agreement approval;


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                  C. If this Agreement is terminated (i) by the Company without
"cause" (as defined in Section 11, below), or (ii) by Parsons for "good reason" (as defined in paragraph 10.D below),or (iii) by Parsons for any reason and a Change of Control has occurred within last twelve (12) months, Parsons will be entitled to receive the following:

                     (i) Base Compensation (as defined in Section 3.A) and Other Benefits (as defined in Section 4) until the seventy-second
                     (72nd) month after September 1, 1996, or for thirty-six
                     (36) months (whichever is longer),

                     (ii) fully vested rights to all stock options granted or awarded under the Plan, (all options will expire if not exercised within six (6) months of termination or such longer period as may be provided under the terms of the Plan or amendments to the Plan), and a nonforfeitable fully vested rights to fully funded benefits under the ESI Agreement;

                  D. Parsons has "good reason" to terminate this Agreement if action taken by the Company's Board of Directors effectively withdraws from Parsons the authority and responsibility customarily associated with the position of President and Chief Executive Officer;

                  E. All severance compensation paid to Parsons shall be paid on normal payroll cycles. The Company can pay lump sum payment or payments only if Parsons has provided written acceptance of lump sum payments;

                  F. In no event will Parsons be entitled to any payments under this Agreement that would violate any applicable banking regulations (including regulations of the Federal Deposit Insurance Corporation as set forth at 12 CFR
Part 359). Any payments under this Agreement will terminate if Parsons violates
Section 14 of this Agreement.

         11. Cause. Notwithstanding any provision of this Agreement, the benefits payable on termination which are provided in paragraph 9 and paragraph 14.A, shall not be payable if Parsons' employment is terminated for cause. For the purposes of this Agreement, termination for "cause" means termination because Parsons' (a) willfully and continually fails to substantially perform his principal responsibilities with the Company, as outlined in Section 2 (other than any such failure resulting from Parsons' incapacity due to injury or illness, or Parsons inability due to the Company's failure to provide Parsons with the proper authority required to carry out those responsibilities), and such failures continue for a period of at least sixty (60) days after a written demand for performance is delivered to Parsons by a duly authorized member or representative of the Board, which specifically sets forth the manner in which it is alleged that Parsons has failed to substantially perform his duties, and the action steps which Parsons must follow to meet the Board's expectations, followed by a meeting between Parsons and the Board at the end of the sixty (60) day period in which a majority vote by the Board (not including Parsons) is required to determine that Cause still exists, or (b) is adjudged guilty of any crime involving a breach of his fiduciary duties to the Company; is adjudged guilty of any felony; or willfully (in bad faith without reasonable belief such action or inaction was in the best interests of the Company) and continually fails to comply with any law, rule, or regulation pertaining to the Company's business (other than traffic violations or similar minor offenses); or fails to comply with any final cease and desist order of any government

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agency having jurisdiction over the Company. For purposes of this Agreement, no act or failure to act on the part of Parsons shall be considered "willful" unless done or omitted to be done in bad faith without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company.

         12. Compliance. Parsons agrees to provide his best efforts to comply with all rules and regulations of the Federal Deposit Insurance Corporation, the Federal Reserve Board, and the State of Washington Department of Financial Institutions.

         13. Confidential Information. Parsons acknowledges that in the course of his employment, he will have or obtain knowledge of confidential information and other secrets concerning the Company and its business, actual and prospective customers, and other matters which are valuable to the Company and which the Company does not want disclosed. Parsons promises during employment at the Company and thereafter to maintain all such information on a confidential basis and not to disclose it to any third party, without the Company's prior written consent or at the Company's express instruction. This confidentiality promise of Parsons is intended to and shall apply in the broadest sense possible to information regarding the Company's business activities and actual and prospective customers, and is not intended to be limited solely to matters which might meet the legal definition of "trade secrets" under Washington law. Prior to termination of his employment with the Company Parsons will return all records, files, handbooks, manuals, and any other form of documentation related in any way to the business of the Company. Parsons acknowledges that he shall not be entitled to retain, copy, utilize, or rely upon all or part of any such materials. This section shall survive termination of this Agreement. The existence of any claim or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this Section.

         14. Restrictive Covenant.

         A. If the Company terminates Parsons employment without "cause", or Parsons terminates for "good reason" as defined in Section 10.D of this Agreement, or the Company does not extend an offer for contract renewal for a minimum term of one year at substantially the same compensation and corporate standing in effect at the completion of this Agreement; then Parsons shall not, for a period of thirty-six (36) months after the date of termination (the "Noncompete Period"), be employed or act in any capacity, either directly or indirectly, or by or for himself or for any partnership, corporation, trust, or company, "participate" (as defined below) in any business similar to the type of business conducted by the Company at the time of termination of employment in any market area in which the Company or it's affiliates conduct business at the time of termination. For purposes of this Agreement, the term "participate" includes, without limitation, any direct or indirect interest in any business, whether as an officer, director, consultant, employee, partner, sole proprietor, stockholder, owner, or otherwise, other than by ownership of less than one percent (1%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or on the over-the-counter market. The term "participate" shall also include participation, planning, or consulting for any startup financial organization. For the purpose of this Agreement market areas covered by the bank shall be the service areas as delineated in the Company's CRA (Community Reinvestment Act) Plan at the time of termination;

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         B. If Parsons voluntarily terminates his employment without "good reason" or the Company terminates Parsons for "cause", then Parsons shall not, for a period of 12 months that commences on the date of termination (the "noncompete period"), be employed or act in any capacity, either directly or indirectly, or by or for himself or for any partnership, corporation, trust, or company, "participate" (as defined below), in any business similar to the type of business conducted by the Company at the time of termination of employment in any market area in which the Company or it's affiliates conduct business at the time of termination. For purposes of this Agreement, the term "participate" includes, without limitation, any direct or indirect interest in any business, whether as an officer, director, consultant, employee, partner, sole proprietor, stockholder, owner, or otherwise, other than by ownership of less than one percent (1%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or on the over-the-counter market. The term "participate" shall also include participation, planning, or consulting for any startup financial organization;

         C. In addition, Parsons agrees that for a period of 24 months following his termination (whether voluntary or not) he will not (a) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company or (b) induce or attempt to induce any customer, supplier, licensee, or other business relations of the Company to cease doing business with the Company.

During the applicable noncompete period (36 months in sub-paragraph A or 12 months in sub- paragraph B), the Company shall pay Parsons his base salary and Other benefits, but not the annual incentive bonus. These payments will be made at normal payroll cycles unless Parsons has provided written acceptance to accept lump sum payments. The Company's portion of health insurance premiums shall also continue during this noncompete period. Parsons agrees that in the event of violation by Parsons of this covenant not to compete, then all payments to Parsons under this restrictive covenant shall immediately cease and Parsons shall pay liquidated damages to the Company in the amount of base salary per month for each month or part of a month that Parsons is in violation of and continues to violate such agreement.

It is recognized and agreed that damages in such event would be difficult or impossible to ascertain, though great and irreparable, and that this agreement with respect to liquidated damages shall in no event disentitle the Company to injunctive relief;

         D. This Restrictive Covenant may be enforced by an action at law for damages and by an injunction to prohibit the restricted activity. Nothing set forth herein shall prohibit the Company from pursuing all remedies available to it. The parties agree that if a trial judge with jurisdictions over a dispute related to this agreement should determine that any portion of the restrictive covenants set forth in this section is unreasonably broad, that the parties authorize said trial judge to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce same;

         E. It is agreed between the parties that this Agreement in its entirety, and in particular the restraints imposed herein upon Parsons, are reasonable both as to time and as to area. The parties additionally agree (I) that the restraints imposed herein upon Parsons are necessary for the protection of the business and goodwill of the Company; (ii) that the restraints

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imposed herein upon Parsons are not any greater than are reasonably necessary to secure the business of the Company and the goodwill thereof; and (iii) that the degree of injury to the public due to the loss of the service and skill of Parsons upon enforcement of said restraints does not and will not warrant nonenforcement of said restraints;

         F. This section shall survive the termination of this agreement.

         15. Change of Control. In the event any person, firm, corporation or other business entity, at any time, by merger, consolidation, purchase or otherwise, acquires a majority of the outstanding stock or substantially all of the assets of the Company or it's subsidiary, First Community Bank, it will be considered a Change of Control. In the event the Board deems it to be in the best interests of the Company to consider a Change of Control, or recommendation of the same to the Company's stockholders, the Board shall first offer Parsons the opportunity to arrange such an acquisition on behalf of himself or in conjunction with an investment group. The Board shall not be obligated to grant a right of first refusal to Parsons. In the event a proposal is made by Parsons and accepted by the Company, this Agreement shall terminate without further obligation on the part of the Company upon consummation of that acquisition transaction.

         16. Directorship. The Company agrees to extend it's best efforts to maintain Parsons as a Director on the Board of the Company and it's subsidiaries. Parsons shall receive compensation as a Director in accordance with Company policy. Current Company policy provides that employees of the Company and it's subsidiaries are not entitled to receive compensation for service on Board Committees.

         17. Proceedings and Attorney's Fees. It is the intention of the parties hereto that this Agreement, the performance hereunder, and all suits and special proceedings hereunder be construed in accordance with, under, and pursuant to the laws of the State of Washington. The substantially prevailing party in any suits or special proceedings shall be entitled to reasonable attorney's fees and costs of suit. The parties agree that the venue of any legal proceedings involving, in whole or in part, any provision of this agreement shall be in Thurston County, Washington, regardless of which party initiates such proceedings.

         18. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Company or to Parsons at their last known addresses.

         19. Non-Waiver. No delay or failure by either party to exercise any right under this Agreement shall constitute a waiver of that or any other right.

         20. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

         21. Entire Agreement. This Agreement represents the entire employment agreement between the parties. This Agreement supersedes any other prior oral or written employment agreement between the parties on the subject matter hereof. This Agreement does not supersede

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either the Executive Supplemental Income Agreement or any other incentive compensation agreement (including stock option agreements) entered into separately by the parties to this Agreement. This Agreement may be modified, altered, amended or changed only by a subsequent writing agreed to, and entered into, by both Parsons and the Company.

         22. Binding Effect. It is agreed that all covenants, terms, and conditions of this Agreement shall extend, apply to, and firmly bind the heirs, executors, administrators, assigns, and successors in interest of the respective parties hereto as fully as the respective parties themselves are bound.

         IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.


 /s/ Ken F. Parsons, Sr.
-----------------------------------------
Ken F. Parsons, Sr.


FIRST COMMUNITY FINANCIAL GROUP

By: /s/ E. Paul DeTray
-----------------------------------------
E. Paul DeTray, Chairman


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